Exhibit 99.3

          [S*E*BANKEN LETTERHEAD]

          Getinge Industrier AB                          1996-05-10
          Box 69
          310 44 Getinge
          Sweden

          RE:  COMMITMENT LETTER

          Dear Sirs,

          We have been advised that you ("the Borrower") plan to enter into an agreement to acquire MDT Corporation pursuant to which, among other things, you will make a tender offer ("the Offer") to acquire outstanding shares of MDT Corporation and subsequently consummate a merger through which MDT Corporation will become a subsidiary of you ("the Transaction").

          You have advised us that you may require up to USD
          50.000.000 in credit facilities ("the Facility") in connection with the Transaction. The Facility would be used to finance the Offer and to pay related fees and expenses.

          A summary of certain preliminary terms and conditions of the Facility is attached hereto as Annex A.

          We are pleased to confirm that we hereby commit ourselves to provide the entire Facility on the terms and conditions agreed upon. All aspects of the Facility and the proposed Transaction including, without limitation, the Offer shall be in form and substance reasonably satisfactory to us.

          If you are in agreement with the foregoing, please promptly sign and return to us the two enclosed copies of this letter. This letter supersedes all prior agreements with respect to the matters set forth herein. This letter may be executed in two copies, one of which is delivered to you and us respectively. Each of the two copies when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          Yours sincerely
          Skandinaviska Enskilda Banken AB (publ.)

                                        Agreed to and Accepted this
                                        1996-05-10

                                        Getinge Industrier AB


                         SUMMARY TERMS & CONDITIONS
                         Term Loan Facility

          Borrower:      Getinge Industrier AB

          Lender:        Skandinaviska Enskilda Banken AB (Publ.)

          Facility:      Up to USD 50.000.000 facility

          Security:      Negative Pledge and Financial Covenants

          Final Maturity:     12 months after drawdown

          Interest Rate:      The Interest Rate shall be LIBOR +
          0.03% per annum

          Commitment Fee:     SEK 100.000

          Governing Law: Swedish